Aflac Incorporated Form 8-K
EXHIBIT 99.1

Aflac Incorporated Announces Second Quarter Results,
Declares Third Quarter Cash Dividend,
Upwardly Revises 2015 Operating EPS Target to 4% to 7%,
Aflac Japan Third Sector Sales up 25%

COLUMBUS, Georgia - July 28, 2015 - Aflac Incorporated today reported its second quarter results.

Reflecting the weaker yen/dollar exchange rate, total revenues decreased 9.4% to $5.3 billion during the second quarter of 2015, compared with $5.8 billion in the second quarter of 2014. Net earnings were $573 million, or $1.32 per diluted share, compared with $810 million, or $1.78 per share, a year ago.

Net earnings in the second quarter of 2015 included after-tax net realized investment gains of $68 million, or $.16 per diluted share, compared with net after-tax gains of $60 million, or $.13 per diluted share, a year ago. After-tax realized investment gains net of losses from securities transactions in the quarter were $60 million, or $.14 per diluted share. Hedging costs related to certain dollar investments of Aflac Japan on an after-tax basis, were $12 million in the quarter, or $.03 per diluted share. Realized after-tax net investment gains from other derivative and hedging activities in the quarter were $20 million, or $.05 per diluted share. In addition, net earnings included an after-tax loss of $146 million, or $.34 per diluted share, from other and nonrecurring items primarily related to the early extinguishment of debt disclosed in the first quarter.

Aflac believes that an analysis of operating earnings, a non-GAAP financial measure, is vitally important to an understanding of the company’s underlying profitability drivers. Aflac defines operating earnings as the profits derived from operations, inclusive of interest cash flows associated with notes payable, but before realized investment gains and losses from securities transactions, impairments, and derivative and hedging activities, as well as other and nonrecurring items. Aflac's derivative activities are primarily used to hedge foreign exchange and interest rate risk in the company’s investment portfolio as well as manage foreign exchange risk in certain notes payable and forecasted cash flows denominated in yen. Management uses operating earnings to evaluate the financial performance of Aflac’s insurance operations because realized gains and losses from securities transactions, impairments, and derivative and hedging activities, as well as other and nonrecurring items, tend to be driven by general economic conditions and events or related to infrequent activities not directly associated with the company’s insurance operations, and therefore may obscure the underlying fundamentals and trends in Aflac’s insurance operations.

Furthermore, because a significant portion of Aflac's business is in Japan, where the functional currency is the yen, the company believes it is equally important to understand the impact on operating earnings from translating yen into dollars. Aflac Japan’s yen-denominated income statement is translated from yen into dollars using an average exchange rate for the reporting period, and the balance sheet is translated using the exchange rate at the end of the period. However, except for certain transactions such as profit repatriation and the Aflac Japan dollar investment program, the company does not actually convert yen into dollars. As a result, Aflac views foreign currency translation as a financial reporting issue rather than an economic event for the company or its shareholders. Because changes in exchange rates distort the growth rates of operations, readers of Aflac's financial statements are also encouraged to evaluate financial performance excluding the impact of foreign currency translation. The chart toward the end of this release presents a comparison of selected income statement items with and without foreign currency changes to illustrate the effect of currency.

The average yen/dollar exchange rate in the second quarter of 2015 was 121.20, or 15.7% weaker than the average rate of 102.15 in the second quarter of 2014. For the first six months, the average exchange rate was 120.14, or 14.7% weaker than the rate of 102.42 a year ago. Aflac Japan’s growth rates in dollar terms for the second quarter and first six months were suppressed as a result of the weaker yen/dollar exchange rate.

Operating earnings in the second quarter were $651 million, compared with $757 million in the second quarter of 2014. Operating earnings per diluted share in the quarter decreased by 9.6% from a year ago to $1.50. Operating earnings included a charge of $10.5 million, or $.02 per diluted share, reflecting the write-off of certain software development costs related to modernization activities at Aflac Japan. The weaker yen/dollar exchange rate decreased operating earnings per diluted share by $.14 for the second quarter. Excluding the impact from the weaker yen, operating earnings per diluted share decreased 1.2%.

Results for the first six months of 2015 were also suppressed by the weaker yen. Total revenues were down 8.4% to $10.5 billion, compared with $11.5 billion in the first half of 2014. Net earnings were $1.2 billion, or $2.83 per diluted share, compared with $1.5 billion, or $3.38 per diluted share, for the first six months of 2014. Operating earnings for the first half of 2015 were $1.3 billion, or $3.04 per diluted share, compared with $1.5 billion, or $3.36 per diluted share, in 2014. Excluding the negative impact of $.27 per share from the weaker yen, operating earnings per diluted share decreased 1.5% for the first six months of 2015.

Total investments and cash at the end of June 2015 were $103.3 billion, compared with $108.7 billion at March 31, 2015.

In the second quarter, Aflac repurchased $233 million, or 3.7 million shares, of its common stock. For the first half of the year, the company purchased $833 million, or 13.5 million of its shares. At the end of June, the company had 16.0 million shares available for purchase under its share repurchase authorizations.

Shareholders’ equity was $17.0 billion, or $39.52 per share, at June 30, 2015, compared with $18.6 billion, or $42.97 per share, at March 31, 2015. Shareholders’ equity at the end of the second quarter included a net unrealized gain on investment securities and derivatives of $3.4 billion, compared with a net unrealized gain of $5.0 billion at the end of March 2015. The annualized return on average shareholders’ equity in the second quarter was 12.9%. On an operating basis (excluding total net realized investment gains/losses in net earnings, unrealized investment gains/losses, and derivative gains/losses in shareholders’ equity), the annualized return on average shareholders’ equity was 19.1% for the second quarter of 2015, or 23.1%, excluding the impact of the yen.

AFLAC JAPAN

In yen terms, Aflac Japan’s premium income declined 1.2% in the second quarter. Net investment income increased 5.7%. Investment income growth was magnified by the weaker yen/dollar exchange rate because approximately 49% of Aflac Japan’s second quarter investment income was dollar-denominated, compared with 46% a year ago. Total revenues were flat in the second quarter. The pretax operating profit margin decreased in the second quarter to 21.1% from 21.7% in the prior year. Pretax operating earnings in yen decreased 3.1% on a reported basis and decreased 8.9% on a currency-neutral basis. For the first half of the year, premium income in yen decreased .5%, and net investment income rose 6.5%. Total revenues in yen were up .6%, and pretax operating earnings fell .6%.

Aflac Japan’s growth rates in dollar terms for the second quarter were suppressed as a result of the significantly weaker yen/dollar exchange rate. Premium income decreased 16.8% to $3.0 billion in the second quarter. Net investment income was down 11.0% to $605 million. Total revenues decreased 15.8% to $3.6 billion. Pretax operating earnings declined 18.4% to $757 million. For the first six months, premium income was $6.1 billion, or 15.2% lower than a year ago. Net investment income decreased 9.3% to $1.2 billion. Total revenues were down 14.2% to $7.3 billion. Pretax operating earnings were $1.6 billion, or 15.3% lower than a year ago.

In the second quarter, total new annualized premium sales increased 9.4% to ¥30.6 billion, or $252 million. Third sector sales, which include cancer and medical products, increased 25.2% in the quarter. Total first sector sales, which include products such as WAYS and child endowment, decreased 11.8% in the quarter.

For the first six months of the year, new annualized premium sales were up 3.7% to ¥57.6 billion, or $478 million. Third sector sales increased 23.3% in the first half of the year.

AFLAC U.S.

Aflac U.S. premium income increased 1.6% to $1.3 billion in the second quarter. Net investment income was up 4.0% to $168 million. Total revenues increased 1.9% to $1.5 billion. The pretax operating profit margin was 19.5%, compared with 20.3% a year ago. Pretax operating earnings were $293 million, a decrease of 2.0% for the quarter. For the first six months, total revenues were up 2.8% to $3.0 billion and premium income rose 2.5% to $2.7 billion. Net investment income increased 3.7% to $334 million. Pretax operating earnings were $578 million, 4.1% lower than a year ago.

Aflac U.S. total new annualized premium sales increased 3.1% in the quarter to $344 million. For the first half of the year, total new sales were up 1.4% to $660 million.

DIVIDEND

The board of directors declared the third quarter cash dividend. The third quarter dividend of $.39 per share is payable on September 1, 2015, to shareholders of record at the close of business on August 19, 2015.

OUTLOOK

Commenting on the company’s second quarter results, Chairman and Chief Executive Officer Daniel P. Amos stated: “I am pleased that our second quarter results in both Japan and the United States reflected solid performance and advanced our progress toward achieving the company’s annual objectives. Aflac Japan’s third sector sales results exceeded our expectations, with strong production across all channels. The new medical product we rolled out last month has been well-received by consumers and our sales outlets. We believe that the enhanced benefits of our medical product make it very competitive. Keep in mind, we still face difficult sales comparisons in the fourth quarter. However, given the strong sales growth in the first half of the year and our expectation for production in the second half, we anticipate that sales of our cancer and medical products will increase in the range of 7% to 10% for the full year. This is much stronger than our original expectation.

“From a financial perspective, Aflac U.S. also performed better than we expected in the second quarter. Additionally, second quarter sales increased by 3.1%, which was an improvement compared to first quarter. I remain very encouraged that the changes we made in our management infrastructure last year are establishing a strong foundation for bigger and better opportunities for long-term sales growth. We continue to receive outstanding feedback from policyholders and sales agents alike on One Day PaySM, which is our industry-leading claims practice that allows us to process, approve and pay eligible claims in just one day. While we concentrate on developing new products and tools to further empower our career agents for success, we also believe our compelling brand and popular products will serve to increase our presence with brokers in the mid- and large-case markets. We’re making progress in building out a pipeline of business through brokers, and we remain focused on initiatives aimed at strengthening and building our business. As our production through brokers and larger employers grows, sales will be increasingly driven toward the fourth quarter, which will somewhat magnify the seasonal pattern of our sales. We continue to concentrate our efforts on increasing Aflac U.S. sales 3% to 7% for the year.

“We remain committed to maintaining strong capital ratios on behalf of our policyholders. We continue to believe our capital strength puts us in an excellent position to repatriate approximately ¥200 billion to the United States for the calendar year 2015, which reinforces our plan to repurchase $1.3 billion of our common stock in 2015. As we said at our financial analysts briefing in May, we believe that over the next few years, we’ll be able to increase the capital available for deployment.

“With the first half of the year complete, I am pleased with the company’s results. Those results, combined with our outlook for the remainder of 2015, well-position us for another year of solid financial performance. These results have also given us the confidence to upwardly revise our target for 2015 operating earnings per diluted share to now be in the range of 4% to 7% on a currency neutral basis.

If the yen averages 120 to 125 to the dollar for the third quarter, we would expect earnings in the third quarter to be approximately $1.40 to $1.53 per diluted share. Using that same exchange rate assumption for the remainder of 2015, we would expect full-year reported operating earnings to be about $5.88 to $6.17 per diluted share. As always, we are working very hard to achieve our earnings-per-share objective while also delivering on our promise to policyholders.”

ABOUT AFLAC

When a policyholder gets sick or hurt, Aflac pays cash benefits fast. For nearly six decades, Aflac insurance policies have given policyholders the opportunity to focus on recovery, not financial stress. In the United States, Aflac is the leading provider of voluntary insurance at the work site. Through its trailblazing One Day PaySM initiative, Aflac U.S. can receive, process, approve and disburse payment for eligible claims in one business day. In Japan, Aflac is the leading provider of medical and cancer insurance and insures one in four households. Aflac individual and group insurance products help provide protection to more than 50 million people worldwide. For nine consecutive years, Aflac has been recognized by Ethisphere magazine as one of the World's Most Ethical Companies. In 2015, Fortune magazine recognized Aflac as one of the 100 Best Companies to Work For in America for the 17th consecutive year. Also, in 2015, Fortune magazine included Aflac on its list of Most Admired Companies for the 14th time, ranking the company No. 1 in innovation for the insurance, life and health category. Aflac Incorporated is a Fortune 500 company listed on the New York Stock Exchange under the symbol AFL. To find out more about Aflac and One Day PaySM, visit aflac.com or espanol.aflac.com.

A copy of Aflac’s Financial Analysts Briefing (FAB) supplement for the quarter can be found on the “Investors” page at aflac.com.

Aflac Incorporated will webcast its quarterly conference call via the “Investors” page of aflac.com at 9:00 a.m. (EDT) on Wednesday, July 29, 2015.

AFLAC INCORPORATED AND SUBSIDIARIES CONDENSED INCOME STATEMENT
(UNAUDITED – IN MILLIONS, EXCEPT FOR SHARE AND PER-SHARE AMOUNTS)

THREE MONTHS ENDED JUNE 30,	2015	2014	% Change
Total revenues	$5,287	$5,838	(9.4)%
Benefits and claims	2,937	3,293	(10.8)
Total acquisition and operating expenses	1,476	1,307	13.0
Earnings before income taxes	874	1,238	(29.4)
Income taxes	301	428
Net earnings	$573	$810	(29.3)%
Net earnings per share – basic	$1.33	$1.79	(25.7)%
Net earnings per share – diluted	1.32	1.78	(25.8)
Shares used to compute earnings per share (000):
Basic	431,672	452,559	(4.6)%
Diluted	434,257	455,380	(4.6)
Dividends paid per share	$.39	$.37	5.4%

AFLAC INCORPORATED AND SUBSIDIARIES CONDENSED INCOME STATEMENT
(UNAUDITED – IN MILLIONS, EXCEPT FOR SHARE AND PER-SHARE AMOUNTS)

SIX MONTHS ENDED JUNE 30,	2015	2014	% Change
Total revenues	$10,513	$11,478	(8.4)%
Benefits and claims	5,889	6,513	(9.6)
Total acquisition and operating expenses	2,737	2,623	4.4
Earnings before income taxes	1,887	2,342	(19.4)
Income taxes	651	800
Net earnings	$1,236	$1,542	(19.9)%
Net earnings per share – basic	$2.84	$3.40	(16.5)%
Net earnings per share – diluted	2.83	3.38	(16.3)
Shares used to compute earnings per share (000):
Basic	434,473	453,639	(4.2)%
Diluted	437,077	456,534	(4.3)
Dividends paid per share	$.78	$.74	5.4%

AFLAC INCORPORATED AND SUBSIDIARIES CONDENSED BALANCE SHEET
(UNAUDITED – IN MILLIONS, EXCEPT FOR SHARE AMOUNTS)

JUNE 30,	2015	2014	% Change
Assets:
Total investments and cash	$103,280	$114,734	(10.0)%
Deferred policy acquisition costs	8,278	9,117	(9.2)
Other assets	4,023	4,020	—
Total assets	$115,581	$127,871	(9.6)%
Liabilities and shareholders’ equity:
Policy liabilities	$84,581	$95,424	(11.4)%
Notes payable	5,425	4,925	10.2
Other liabilities	8,557	9,964	(14.1)
Shareholders’ equity	17,018	17,558	(3.1)
Total liabilities and shareholders’ equity	$115,581	$127,871	(9.6)%
Shares outstanding at end of period (000)	430,617	452,950	(4.9)%

RECONCILIATION OF OPERATING EARNINGS TO NET EARNINGS
(UNAUDITED – IN MILLIONS, EXCEPT FOR PER-SHARE AMOUNTS)

THREE MONTHS ENDED JUNE 30,	2015	2014	% Change
Operating earnings	$651	$757	(14.1)%
Reconciling items, net of tax:
Realized investment gains (losses):
Securities transactions and impairments	60	45
Hedge costs related to foreign currency investments	(12)	(16)
Impact of other derivative/hedging activities	20	31
Other and non-recurring income (loss)	(146)	(7)
Net earnings	$573	$810	(29.3)%

Operating earnings per diluted share	$1.50	$1.66	(9.6)%
Reconciling items, net of tax:
Realized investment gains (losses):
Securities transactions and impairments	.14	.10
Hedge costs related to foreign currency investments	(.03)	(.04)
Impact of other derivative/hedging activities	.05	.07
Other and non-recurring income (loss)	(.34)	(.01)
Net earnings per diluted share	$1.32	$1.78	(25.8)%

RECONCILIATION OF OPERATING EARNINGS TO NET EARNINGS
(UNAUDITED – IN MILLIONS, EXCEPT FOR PER-SHARE AMOUNTS)

SIX MONTHS ENDED JUNE 30,	2015	2014	% Change
Operating earnings	$1,329	$1,531	(13.3)%
Reconciling items, net of tax:
Realized investment gains (losses):
Securities transactions and impairments	100	70
Hedge costs related to foreign currency investments	(21)	(22)
Impact of other derivative/hedging activities	(14)	(24)
Other and non-recurring income (loss)	(158)	(13)
Net earnings	$1,236	$1,542	(19.9)%

Operating earnings per diluted share	$3.04	$3.36	(9.5)%
Reconciling items, net of tax:
Realized investment gains (losses):
Securities transactions and impairments	.23	.15
Hedge costs related to foreign currency investments	(.05)	(.05)
Impact of other derivative/hedging activities	(.03)	(.05)
Other and non-recurring income (loss)	(.36)	(.03)
Net earnings per diluted share	$2.83	$3.38	(16.3)%

EFFECT OF FOREIGN CURRENCY ON OPERATING RESULTS1
(SELECTED PERCENTAGE CHANGES, UNAUDITED)

THREE MONTHS ENDED JUNE 30, 2015	Including Currency Changes	Excluding Currency Changes[2]
Premium income	(10.7)%	.9%
Net investment income	(8.0)	(1.2)
Total benefits and expenses	(9.1)	2.7
Operating earnings	(14.1)	(6.3)
Operating earnings per diluted share	(9.6)	(1.2)

[1]	The numbers in this table are presented on an operating basis, as previously described.

[2]	Amounts excluding currency changes were determined using the same yen/dollar exchange rate for the current period as the comparable period in the prior year.

EFFECT OF FOREIGN CURRENCY ON OPERATING RESULTS1
(SELECTED PERCENTAGE CHANGES, UNAUDITED)

SIX MONTHS ENDED JUNE 30, 2015	Including Currency Changes	Excluding Currency Changes[2]
Premium income	(9.7)%	1.2%
Net investment income	(6.7)	(.2)
Total benefits and expenses	(8.1)	2.9
Operating earnings	(13.3)	(5.6)
Operating earnings per diluted share	(9.5)	(1.5)

[1]	The numbers in this table are presented on an operating basis, as previously described.

[2]	Amounts excluding currency changes were determined using the same yen/dollar exchange rate for the current period as the comparable period in the prior year.

2015 OPERATING EARNINGS PER SHARE SCENARIOS

Average Exchange Rate	Annual Operating EPS			% Growth Over 2014			Yen Impact
100	$6.47	-	6.77	5.0	-	9.9%	$.18
105.46*	6.29	-	6.59	2.1	-	7.0	—
115	6.01	-	6.31	(2.4)	-	2.4	(.28)
125	5.77	-	6.07	(6.3)	-	(1.5)	(.52)
135	5.56	-	5.86	(9.7)	-	(4.9)	(.73)
*Actual 2014 weighted-average exchange rate

FORWARD-LOOKING INFORMATION

The Private Securities Litigation Reform Act of 1995 provides a "safe harbor" to encourage companies to provide prospective information, so long as those informational statements are identified as forward-looking and are accompanied by meaningful cautionary statements identifying important factors that could cause actual results to differ materially from those included in the forward-looking statements. We desire to take advantage of these provisions. This document contains cautionary statements identifying important factors that could cause actual results to differ materially from those projected herein, and in any other statements made by company officials in communications with the financial community and contained in documents filed with the Securities and Exchange Commission (SEC).

Forward-looking statements are not based on historical information and relate to future operations, strategies, financial results or other developments. Furthermore, forward-looking information is subject to numerous assumptions, risks and uncertainties. In particular, statements containing words such as "expect," "anticipate," "believe," "goal," "objective," "may," "should," "estimate," "intends," "projects," "will," "assumes," "potential," "target" or similar words as well as specific projections of future results, generally qualify as forward-looking. Aflac undertakes no obligation to update such forward-looking statements. We caution readers that the following factors, in addition to other factors mentioned from time to time, could cause actual results to differ materially from those contemplated by the forward-looking statements: difficult conditions in global capital markets and the economy; governmental actions for the purpose of stabilizing the financial markets; defaults and credit downgrades of securities in our investment portfolio; exposure to significant financial and capital markets risk; fluctuations in foreign currency exchange rates; significant changes in investment yield rates; credit and other risks associated with Aflac's investment in perpetual securities; differing judgments applied to investment valuations; significant valuation judgments in determination of amount of impairments taken on our investments; limited availability of acceptable yen-denominated investments; concentration of our investments in any particular single-issuer or sector; concentration of business in Japan; decline in creditworthiness of other financial institutions; deviations in actual experience from pricing and reserving assumptions; subsidiaries' ability to pay dividends to Aflac Incorporated; ineffective risk management policies and procedures; changes in law or regulation by governmental authorities; ability to attract and retain qualified sales associates and employees; decreases in our financial strength or debt ratings; ability to continue to develop and implement improvements in information technology systems; interruption in telecommunication, information technology and other operational systems, or a failure to maintain the security, confidentiality or privacy of sensitive data residing on such systems; changes in U.S. and/or Japanese accounting standards; failure to comply with restrictions on patient privacy and information security; level and outcome of litigation; ability to effectively manage key executive succession; catastrophic events including, but not necessarily limited to, epidemics, pandemics, tornadoes, hurricanes, earthquakes, tsunamis, acts of terrorism and damage incidental to such events; ongoing changes in our industry; events that damage our reputation; increased expenses for pension and other postretirement plans; and failure of internal controls or corporate governance policies and procedures.

Analyst and investor contact - Robin Y. Wilkey, 706.596.3264 or 800.235.2667; FAX: 706.324.6330 or rwilkey@aflac.com
Media contact - Catherine Blades, 706.596.3014; FAX: 706.320.2288 or cblades@aflac.com